As filed with the Securities and Exchange Commission on July 1, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXACTECH, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2603930
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2320 Northwest 66th Court

Gainesville, Florida 32653

(Address of Principal Executive Offices)

Exactech, Inc. 2003 Executive Incentive Compensation Plan

Exactech, Inc. 2009 Executive Incentive Compensation Plan

Exactech, Inc. 2009 Employee Stock Purchase Plan

(Full title of the Plan)

Joel C. Phillips

Chief Financial Officer

2320 Northwest 66th Court

Gainesville, Florida 32653

(Name and address of agent for service)

(352) 377-1140

Telephone number, including area code, of agent for service

Copies to:

Jaret L. Davis, Esq.

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, Florida 33131

(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share (Reserved for issuance under the Exactech, Inc. 2003 Executive Incentive Compensation Plan (the “2003 Plan”)).	1,168,957	$7.58 - $26.43	$17,404,682.74	$971.18
Common Stock, par value $0.01 per share (Reserved for issuance under the Exactech, Inc. 2009 Executive Incentive Compensation Plan (the “2009 Plan”)).	500,000	$14.68	$7,340,000.00	$409.57
Common Stock, par value $0.01 per share (Reserved for issuance under the Exactech, Inc. 2009 Employee Stock Purchase Plan (the “ESPP”)).	150,000	$14.68	$2,202,000.00	$122.87
Totals	1,818,957	-	$26,946,682.74	$1,503.62

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.01 par value per share (“Common Stock”), of Exactech, Inc. (the “Registrant”) which become issuable under each of the 2003 Plan, the 2009 Plan and the ESPP (together, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	This registration statement also covers rights to purchase the Registrant’s Common Stock that are attached to and trade with the Common Stock. Any value attributable to such rights is reflected in the market price of the Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with: (i) Rule 457(h) of the Securities Act on the basis of the per share strike prices of $7.58, $7.88, $8.20, $8.50, $8.63, $9.08, $9.41, $10.78, $11.30, $12.53, $12.68, $13.40, $13.78, $14.12, $14.18, $14.26, $14.27, $14.46, $15.50, $15.97, $16.69, $17.15, $18.60, $18.68, $19.93, $20.62, $21.09 and $26.43 in respect of 60,000, 15,000, 10,000, 8,250, 35,000, 18,000, 65,149, 3,750, 10,000, 14,500, 122,038, 20,000 10,341, 163,950, 8,000, 5,000, 99,809, 74,750, 15,000, 5,000, 2,000, 2,000, 120,500, 25,000, 224,100, 5,820, 11,000 and 15,000 shares, respectively, of Common Stock registered hereunder that are issuable upon exercise of outstanding options previously granted under the 2003 Plan; and (ii) Rule 457(c) of the Securities Act based on the average of the high and low prices of a share of Common Stock as reported on the NASDAQ Global Market on June 29, 2009 with respect to an aggregate of 650,000 shares of Common Stock registered hereunder that are subject to future grants under the Plans.

Part I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

Part II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents, which have been filed with the Securities and Exchange Commission, are hereby incorporated by reference into this registration statement:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b) Our Definitive Proxy Statement on Schedule 14A filed on March 27, 2009 as supplemented on May 5, 2009;

(c) Our Current Report on Form 8-K filed on May 5, 2009;

(d) Our Quarterly Report on Form 10-Q filed on May 8, 2009;

(e) The description of our common stock contained in our Registration Statement on Form 8-A (000-28240) filed on April 17, 1996 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description; and

(f) The description of the rights to purchase our common stock contained in our Registration Statement on Form 8-A (Registration No. 000-28240) filed on December 12, 2003 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purposes of updating such description.

Additionally, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers

As a corporation incorporated in the State of Florida, we are subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the Florida Act, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

Our bylaws, provide that, except in a case in which the actions of any person seeking indemnification constitute willful misfeasance, bad faith, or gross negligence in the performance of such person’s duties, or constitute reckless disregard of such person’s obligations and duties, we shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that its conduct was unlawful.

Additionally, subject to the qualification set forth above, the corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation: provided, however, that the corporation shall make no indemnification for any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

Furthermore, our bylaws, as amended, permit us to purchase and maintain insurance on behalf of our directors, officers, employees and agents against liabilities that they may incur in those capacities, whether or not we would have the power to indemnify them against such liabilities. We have obtained insurance policies insuring our directors and officers, and those of our subsidiaries, against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

See “Exhibit Index” on page II-7 below.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida, on this 30th day of June, 2009.

EXACTECH, INC.

By:	/s/ William Petty
William Petty, M.D.
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Joel C. Phillips
Joel C. Phillips
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints William Petty, M.D. and Joel C. Phillips his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Petty	Chief Executive Officer	June 30, 2009
William Petty, M.D.	(Principal Executive Officer) Chairman of the Board

/s/ David Petty	President and Director	June 30, 2009
David Petty

/s/ Joel C. Phillips	Chief Financial Officer and Treasurer	June 30, 2009
Joel C. Phillips	(Principal Financial and Accounting Officer)

/s/ Albert H. Burstein	Director	June 30, 2009
Albert H. Burstein

Director
R. Wynn Kearney, Jr.

Director
Paul E. Metts

Signature	Title	Date

/s/ William B. Locander	Director	June 30, 2009
William B. Locander

/s/ James G. Binch	Director	June 30, 2009
James G. Binch

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-002980).

4.2	Articles of Amendment to Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on March 31, 2003.

4.2	Bylaws, as amended, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 5, 2007.

5.1	Opinion of Greenberg Traurig, P.A.

10.1	Exactech, Inc. 2003 Executive Incentive Compensation Plan, incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement with respect to its 2003 Annual Meeting of Shareholders held on May 2, 2003.

10.2	Exactech, Inc. 2009 Executive Incentive Compensation Plan, incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement with respect to its 2009 Annual Meeting of Shareholders held on May 7, 2009.

10.3	Exactech, Inc. 2009 Employee Stock Purchase Plan, incorporated herein by reference to Exhibit B to the Registrant’s Definitive Proxy Statement with respect to its 2009 Annual Meeting of Shareholders held on May 7, 2009.

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Greenberg Traurig, P.A. (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on signature pages hereto)